Exhibit 99.1

IAC REPORTS Q2 RESULTS

NEW YORK— July 30, 2008—IAC (Nasdaq: IACI) released second quarter 2008 results today.

SUMMARY RESULTS

$ in millions (except per share amounts)

	Q2 2008	Q2 2007	Growth
Revenue	$1,595.3	$1,492.0	7%

Operating Income Before Amortization	139.9	146.9	-5%
Adjusted Net Income	101.3	103.7	-2%
Adjusted EPS	0.35	0.34	3%

Operating (Loss) Income	(394.0)	66.6	NM
Net (Loss) Income	(421.6)	94.6	NM
GAAP Diluted EPS	(1.51)	0.31	NM

See reconciliation of GAAP to non-GAAP measures beginning on page 13.

“We are now right around the corner from the separation of IAC into five separate companies and the dissolution of the complexity surrounding the combined structure,” said IAC’s Chairman and CEO, Barry Diller. “Besides the detailed numbers contained throughout this release, focusing on consolidated results is only about the past, and I would think it far more productive for the future to analyze and judge the entities on their own merits…as a large shareholder in each that is certainly what I intend to do.”

Information Regarding the Results:

•                  Results for New IAC include $12.6 million in expenses related to the spin-offs; excluding these expenses, Operating Income before Amortization grew 60%.

•                  The operating loss and net loss, discussed in detail on Page 7, reflect:

•                  Cornerstone goodwill and intangible asset impairment charges of $300.0 million, $262.1 million after tax.

•                  Tree.com goodwill and intangible asset impairment charges of $165.9 million, $148.9 million after tax.

•                  The net loss figure also includes a $92.7 million write-down of our investment in Arcandor AG and a $22.5 million gain related to the sale of EPI, now presented as a discontinued operation, during the quarter.

•                  The sale of our preferred investment in Points International Ltd. benefited net loss and Adjusted Net Income by $18.3 million, and GAAP EPS and Adjusted EPS by $0.07 and $0.06, respectively.

Given the pending spin-off transactions, we have presented Q2 results for the businesses which will comprise New IAC, HSN, Inc., Ticketmaster, Tree.com, Inc. and Interval Leisure Group, Inc. after the spin-offs:

Results As They Would Appear Post Spins*

	Revenue			Operating Income Before Amortization			Operating (Loss) Income
	Q2 2008	Q2 2007	Growth	Q2 2008	Q2 2007	Growth	Q2 2008	Q2 2007	Growth
	$ in millions			$ in millions			$ in millions
New IAC	$354.4	$318.9	11%	$22.6	$22.0	3%	$(18.4)	$(35.9)	49%
HSN, Inc.	695.8	681.5	2%	30.5	38.0	-20%	(271.8)	34.8	NM
Ticketmaster	382.4	293.4	30%	59.2	56.6	5%	44.8	50.0	-10%
Tree.com, Inc.	60.0	114.0	-47%	(7.1)	(3.9)	-82%	(176.7)	(10.0)	-1659%
Interval Leisure Group, Inc.	103.2	85.9	20%	34.7	34.1	2%	28.2	27.8	1%

* Following the spin-offs, the businesses comprising IAC will consist of those reported under New IAC on page 2. Shoebuy and ReserveAmerica have been moved to Emerging Businesses and are reflected in the results for New IAC above for all periods presented. HSN, Inc. will consist of HSN and Cornerstone, andTree.com, Inc. will include the Lending and Real Estate businesses, while Ticketmaster and Interval Leisure Group, Inc. will consist of the businesses previously comprising these segments. Additionally, New IAC numbers above include all corporate and spin-off expenses. Corporate expenses include all non-cash compensation for awards denominated in IAC shares, including amounts that are allocable to the businesses that are being spun-off.

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

DISCUSSION OF FINANCIAL AND OPERATING RESULTS

NEW IAC

	Q2 2008	Q2 2007	Growth
	$ in millions
Revenue
Media & Advertising	$186.3	$174.0	7%
Match	93.3	86.6	8%
ServiceMagic	35.9	25.3	42%
Emerging Businesses	48.5	34.6	40%
Intercompany Elimination	(9.6)	(1.6)	-505%
	$354.4	$318.9	11%
Operating Income Before Amortization
Media & Advertising	$35.8	$11.7	205%
Match	22.9	19.6	17%
ServiceMagic	9.4	7.1	33%
Emerging Businesses	(7.8)	5.7	NM
Corporate	(37.7)	(22.1)	-71%
	$22.6	$22.0	3%
Operating (Loss) Income
Media & Advertising	$29.8	$(10.7)	NM
Match	19.6	12.1	62%
ServiceMagic	8.9	6.2	44%
Emerging Businesses	(9.1)	4.6	NM
Corporate	(67.6)	(48.1)	-41%
	$(18.4)	$(35.9)	49%

Media & Advertising

Media & Advertising consists of proprietary properties such as Ask.com, Fun Web Products, Citysearch and Evite and network properties which include distributed search, sponsored listings, and toolbars. Proprietary revenue grew strongly during the quarter and now represents 75% of total Media & Advertising revenue.

Media & Advertising revenue growth was driven by improved economics associated with the renewed partnership with Google, which resulted in an increase in revenue per query across all proprietary search sites. Revenue benefited further from an increase in revenue per query and queries from Fun Web Products. Revenue per query at Ask.com grew, even excluding the benefits of the renewed contract. Ask.com continued to grow its core user base which searches most frequently, while queries declined overall due largely to significantly reduced marketing. Network revenue declined as expected due to a planned discontinuation of relationships with certain network partners. At Citysearch, a growing audience drove revenue and profit growth.

Media & Advertising profit benefited from lower marketing spend at Ask.com and higher margin traffic resulting from the ongoing shift in query mix towards proprietary and away from the partner network. Operating loss for the prior year period reflects amortization of non-cash marketing of $16.3 million.

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NEW IAC – continued

Match

Revenue growth was driven by a 4% and 15% increase in international subscribers and revenue per subscriber, respectively, and 3% growth in revenue per subscriber in North America where subscribers were flat year-over-year. Chemistry.com continued to grow subscribers strongly during the quarter. Operating Income Before Amortization growth reflects lower customer acquisition costs as a percentage of revenue, due to more efficient spending. Operating income for the current period reflects amortization of non-cash marketing of $3.1 million, versus $7.2 million in the prior year period.

ServiceMagic

ServiceMagic revenue benefited from a 34% increase in customer service requests and continued improved monetization of service requests to a more active service provider network. Operating Income Before Amortization grew more slowly than revenue due primarily to increased marketing as a percentage of revenue and increased operating expenses primarily associated with the expansion of the sales force. Operating income growth reflects lower amortization of intangibles.

Emerging Businesses

Emerging Businesses include Shoebuy, ReserveAmerica, Pronto.com, Gifts.com, InstantAction.com, Connected Ventures, 23/6, VSL, RushmoreDrive.com and Life123.com. Revenue for the period primarily reflects strong growth at Pronto.com and Shoebuy. Profit declines are due primarily to the inclusion in the prior year’s results of an $8.2 million reimbursement of advances related to the restructuring of our interests in Reveille as well as increased losses associated with investment in RushmoreDrive and other start-up investments not in the year ago figures.

Corporate

Corporate expense for the period included $12.6 million in expenses related to the spin-offs.

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HSN, INC.

	Q2 2008	Q2 2007	Growth
	$ in millions
Revenue
HSN	$460.9	$415.4	11%
Cornerstone	235.0	266.3	-12%
Intercompany Elimination	—	(0.2)	NM
	$695.8	$681.5	2%
Operating Income Before Amortization
HSN	$27.4	$22.9	20%
Cornerstone	3.1	15.2	-80%
	$30.5	$38.0	-20%
Operating (Loss) Income
HSN	$26.7	$21.8	23%
Cornerstone	(298.6)	13.0	NM
	$(271.8)	$34.8	NM

Revenue reflects 11% growth at HSN, partially offset by a 12% decline at Cornerstone. Online sales continued to grow at a double digit rate in the second quarter.

HSN revenue growth is the result of a 4% increase in unit shipments, and a 5% increase in average price point.  The product mix shifted towards the electronics and housewares, and health and beauty categories. Overall, HSN improved sales efficiency and increased the number and average spend of active customers. HSN’s total active customers grew 3% during the quarter. Cornerstone revenue decline reflects an 8% decrease in units shipped and a 3% decline in average price point as the business continues to be affected by the difficult retail environment, particularly in the home category.

HSN Operating Income Before Amortization growth principally reflects a 7% increase in gross profit dollars and leverage over operating expenses.  Strong revenue growth was partially offset by lower gross profit margins due to the shift in sales mix to the electronics and housewares division, higher shipping and handling costs related to sales mix and increased fuel costs. Cornerstone Operating Income Before Amortization decline reflects lower gross margins in a highly promotional retail environment, partially offset by reduced costs associated with a 26% decrease in catalog circulation.

HSN operating income reflects lower amortization of intangibles, partially offset by higher amortization of non-cash marketing, while the operating loss at Cornerstone reflects a $300 million impairment charge related to goodwill and intangible assets. The charge reflects the significant deterioration in the macro economic environment for retailers, particularly in the home and apparel categories (which are Cornerstone’s primary markets), the negative impact of this environment on Cornerstone’s performance and the related reduction in market valuations for retailers.

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TICKETMASTER

	Q2 2008	Q2 2007	Growth
	$ in millions
Revenue	$382.4	$293.4	30%
Operating Income Before Amortization	$59.2	$56.6	5%
Operating Income	$44.8	$50.0	-10%

Revenue growth was driven by a 7% increase in tickets sold, with 10% higher average overall revenue per ticket. Domestic revenue increased 31% primarily due higher average revenue per ticket and higher overall volume; including ticket sales for Madonna and Wicked, and contributions from TicketsNow and Paciolan (acquired in February and January 2008, respectively). International revenue grew 30%, or 21% excluding the effects of foreign exchange, due primarily to increased revenue in Canada, China (Emma Entertainment acquired in August 2007) and Australia. Acquisitions contributed $45 million to overall revenue. Profits grew more slowly than revenue, reflecting higher administrative and technology costs associated with recent acquisitions and the build out of worldwide infrastructure, costs associated with payments to resale partners, increased international investment particularly in Germany and China, and higher overall royalty rates. Profits in the prior year period were unfavorably impacted by higher litigation related reserves. Commencing in Q3, Ticketmaster intends to take a series of actions expected to result in the significant reduction of annual operating expenses. Operating income for the current period reflects an increase in amortization of intangibles of $4.9 million and an increase in non-cash compensation of $2.8 million.

TREE.COM, INC.

	Q2 2008	Q2 2007	Growth
	$ in millions
Revenue
Lending	$49.8	$98.6	-50%
Real Estate	10.2	15.4	-33%
	$60.0	$114.0	-47%
Operating Income Before Amortization
Lending	$(3.5)	$1.7	NM
Real Estate	(3.6)	(5.6)	36%
	$(7.1)	$(3.9)	-82%
Operating Loss
Lending	$(111.1)	$(1.3)	-8368%
Real Estate	(65.6)	(8.7)	-652%
	$(176.7)	$(10.0)	-1659%

Lending

Revenue declines reflect fewer loans originated and sold into the secondary market, and fewer Qualification Forms transmitted to and loans closed at the exchange. Revenue from all home loan offerings declined. Losses reflect a shift to lower margin offerings, higher costs per loan sold as a result of lower close rates and stricter underwriting criteria. Lower revenue and margins more than offset $35.9 million in lower year-over-year marketing and other operating expenses. Charges associated with restructuring initiatives aggregated $1.2 million versus $3.8 million in the year ago period. Operating loss includes a $104.9 million impairment charge related to goodwill and intangible assets, reflecting the Company’s assessment of the likely profitability of the Lending segment in light of the persistent adverse mortgage market conditions.

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TREE.COM, INC. – continued

Real Estate

Revenue declines reflect fewer closings at the builder and broker networks and the absence of revenue from the agent network business which closed in December 2007, partially offset by increased closings at the company owned brokerage. The company owned brokerage, now operating in 14 markets, grew revenue 24% during the period. Operating Income Before Amortization losses decreased due primarily to lower marketing expenses and lower administrative costs resulting in part from the restructuring of the business during 2007 and 2008. Operating loss includes a $61.0 million impairment charge related to goodwill, reflecting the Company’s assessment of the likely profitability of the Real Estate segment in light of the persistent adverse mortgage market conditions.

INTERVAL LEISURE GROUP, INC.

	Q2 2008	Q2 2007	Growth
	$ in millions
Revenue	$103.2	$85.9	20%
Operating Income Before Amortization	$34.7	$34.1	2%
Operating Income	$28.2	$27.8	1%

Revenue reflects a $9 million net year-over-year contribution from ResortQuest Hawaii, acquired on May 31, 2007. Revenue and profit growth were driven by strong transaction revenue, due to 6% growth in member transaction volume and a 4% increase in members. Profits grew at a slower rate than revenue primarily due to the inclusion of ResortQuest Hawaii, which was adversely impacted by a double digit decrease in flights to Hawaii during the period, due in part to the bankruptcy of two low cost airlines serving the region. Profits were further impacted by higher operating expenses, primarily related to the shift in timing of an industry conference from Q1 in 2007 to Q2 in 2008, additional expenses associated with becoming a public company, and increased personnel and training costs to service a new contract in advance of revenue from that contract.

As previously reported in IAC’s Q4 2007 earnings release, prior year data has been restated to reflect the correction of an error related to Interval’s deferred revenue and related costs.

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

OTHER ITEMS

During Q2 2008, the Company concluded the decline in the price of its 5.5 million shares of Arcandor AG, received in connection with the sale of HSE, was other than temporary and thus recorded a $132.6 million impairment in Q2 to write down the value of that investment to €7.38 per share, the stock’s closing price on June 30, 2008, which is included in Q2 other (expense) income. In this and previous quarters, the Company has recorded income reflecting increases in the fair value of a related derivative asset which partially mitigates this non-cash loss. Q2 other (expense) income benefited from a $6.6 million gain in Q2 2008 as compared to a $1.9 million gain in Q2 2007, reflecting increases in the fair value of the derivative asset received by the Company in connection with the sale of HSE24. The fair value of this derivative increases or decreases in inverse correlation to the fair value of the underlying stock of Arcandor AG.

On June 11, 2008, IAC sold its preferred investment in Points International, Ltd. for $42.4 million resulting in a pre-tax gain of $29.1 million, which is also included in Q2 other (expense) income.

Additionally, Q2 other (expense) income included a $1.8 million loss in Q2 2008 as compared to a $2.0 million gain in Q2 2007, reflecting changes in the fair value of the derivatives that were created in the Expedia spin-off. The derivatives relate to IAC’s obligation to deliver both IAC and Expedia shares upon the conversion of the Ask Convertible Notes and the exercise of certain IAC warrants. During Q2 2008, the Ask Convertible Notes were fully converted and the related derivatives expired.

During the quarter we sold EPI for an after tax gain of $22.5 million, and accordingly results for the Entertainment segment, including the gain on sale, have been presented as discontinued operations.

The effective tax rate for continuing operations was 10% on a pre-tax loss of $494.5 million in Q2 2008. This effective tax rate was lower than the statutory rate of 35% due principally to non-deductible impairment charges related to Cornerstone, Lending and Real Estate and the establishment of a valuation allowance on deferred tax assets related to the Arcandor impairment.  The Q2 2008 effective tax rate for adjusted net income was 40% and was higher than the statutory rate of 35% due principally to state taxes and non-deductible costs related to the spin-offs, partially offset by foreign income taxed at lower rates.  The effective tax rates for continuing operations and adjusted net income in Q2 2007 were 35%. These effective tax rates benefited from foreign tax credits and lower state taxes due to items unique to the period, which offset interest on tax contingencies.

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LIQUIDITY AND CAPITAL RESOURCES

As of June 30, 2008, IAC had approximately $1.6 billion in cash, restricted cash and marketable securities, $913.0 million in debt and, excluding $75.4 million in LendingTree Loans debt that is non-recourse to IAC, $747.2 million in pro forma net cash and marketable securities.

Following the close of the quarter and in preparation for the spin-offs, IAC secured financing for HSN, Inc., Interval Leisure Group and Ticketmaster and came to an agreement with the holders of a majority of IAC’s 7% notes. Each spinco will distribute a portion of the net proceeds raised to New IAC. After the tender for the 7% notes and immediately following the spins, New IAC is expected to have approximately $1.3 billion in net cash.

DILUTIVE SECURITIES

IAC has various tranches of dilutive securities.  The table below details these securities as well as potential dilution at various stock prices (shares in millions, rounding differences may occur).

		Avg.
		Strike /	As of
	Shares	Conversion	7/25/08	Dilution at:

Share Price			$17.78	$20.00	$25.00	$30.00	$35.00

Absolute Shares as of 7/25/08	279.6		279.6	279.6	279.6	279.6	279.6

RSUs and Other	9.7		9.8	9.7	9.4	9.3	9.2
Options	18.3	$27.62	0.5	0.6	1.1	1.9	2.5
Warrants	34.6	$27.88	1.7	2.8	4.5	5.6	7.9
Total Treasury Method Dilution			12.0	13.0	15.0	16.8	19.6
% Dilution			4.1%	4.5%	5.1%	5.7%	6.6%
Total Treasury Method Diluted Shares Outstanding			291.6	292.7	294.6	296.4	299.2

CONFERENCE CALL

IAC will audiocast its conference call with investors and analysts discussing the Company’s Q2 financial results on Wednesday, July 30, 2008, at 11:00 a.m. Eastern Time (ET). This call will include the disclosure of certain information, including forward-looking information, which may be material to an investor’s understanding of IAC’s business.  The live audiocast is open to the public at www.iac.com/investors.htm.

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OPERATING METRICS

			Q2 2008	Q2 2007	Growth

MEDIA & ADVERTISING
Revenue by traffic source

Proprietary			74.5%	57.9%
Network			25.5%	42.1%

MATCH
Paid Subscribers (000s)			1,326.5	1,312.8	1%

HSN, Inc.	(a	)
Units shipped (mm)			12.5	12.5	0%
Gross profit%			35.8%	38.2%
Return rate			18.3%	18.8%
Average price point			$62.08	$60.99	2%
Internet%	(b	)	33%	31%
HSN total homes - end of period (mm)			91.7	89.5	2%
Catalogs mailed (mm)			80.8	109.2	-26%

TICKETMASTER
Number of tickets sold (mm)	(c	)	35.1	32.8	7%
Gross value of tickets sold (mm)	(c	)	$2,274	$1,943	17%

TREE.COM, Inc.
Lending

Transmitted QFs (000s)	(d	)	561.6	889.5	-37%
Closings - units (000s)	(e	)	28.1	59.2	-52%
Closings - dollars ($mm)	(e	)	$4,323	$7,673	-44%

Real Estate
Closings - units (000s)			2.2	3.1	-30%
Closings - dollars ($mm)			$541	$796	-32%

INTERVAL LEISURE GROUP, Inc
Members (000s)			1,995	1,926	4%
Confirmations (000s)	(f	)	259	245	6%
Share of confirmations online	(f	)	27%	25%

(a)

HSN, Inc. includes HSN and Cornerstone for all periods presented. Excludes Shoebuy which has been moved to Emerging Businesses for all periods presented. HSN, Inc. metrics exclude units sold on a wholesale basis.

(b)	Internet demand as a percent of total HSN, Inc. demand excluding Liquidations and Services.
(c)	Ticketmaster excludes ReserveAmerica which has been moved to Emerging Businesses for all periods presented.
(d)	Customer “Qualification Forms” (QFs) transmitted to at least one exchange lender (including LendingTree Loans) plus QFs transmitted to at least one GetSmart lender.
(e)	Loan closings consist of loans closed by exchange lenders and directly by LendingTree Loans.
(f)	Excludes bookings for ResortQuest Hawaii from non-Interval members.

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GAAP FINANCIAL STATEMENTS

IAC CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited; $ in thousands except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
		(Restated)		(Restated)
Product sales	$725,877	$703,053	$1,428,675	$1,389,133
Service revenue	869,454	788,982	1,748,273	1,572,607
Net revenue	1,595,331	1,492,035	3,176,948	2,961,740
Cost of sales-product sales (exclusive of depreciation shown separately below)	466,307	436,306	925,838	868,221
Cost of sales-service revenue (exclusive of depreciation shown separately below)	403,484	342,978	801,469	677,633
Gross profit	725,540	712,751	1,449,641	1,415,886

Selling and marketing expense	321,725	329,586	639,784	641,826
General and administrative expense	226,164	197,827	437,202	392,532
Other operating expense	28,191	27,738	61,964	57,937
Amortization of non-cash marketing	3,617	23,951	10,128	24,458
Amortization of intangibles	142,985	29,696	172,258	59,240
Depreciation	42,845	37,315	84,195	73,800
Goodwill impairment	354,005	—	354,005	—
Operating (loss) income	(393,992)	66,638	(309,895)	166,093

Other income (expense):
Interest income	8,064	18,534	18,493	37,750
Interest expense	(14,526)	(15,599)	(27,377)	(30,613)
Equity in income of unconsolidated affiliates	4,980	6,636	11,425	14,483
Other (expense) income	(99,068)	6,969	(87,012)	7,650
Total other (expense) income, net	(100,550)	16,540	(84,471)	29,270

(Loss) earnings from continuing operations before income taxes and minority interest	(494,542)	83,178	(394,366)	195,363
Income tax benefit (provision)	49,514	(28,928)	7,516	(71,258)
Minority interest in losses of consolidated subsidiaries	1,367	353	2,262	240
(Loss) earnings from continuing operations	(443,661)	54,603	(384,588)	124,345
Gain on sale of discontinued operations, net of tax	22,547	35,081	22,547	35,081
(Loss) income from discontinued operations, net of tax	(483)	4,919	(6,740)	(4,073)
Net (loss) earnings available to common shareholders	$(421,597)	$94,603	$(368,781)	$155,353

(Loss) earnings per share from continuing operations:
Basic (loss) earnings per share	$(1.59)	$0.19	$(1.38)	$0.43
Diluted (loss) earnings per share	$(1.59)	$0.18	$(1.38)	$0.41

Net (loss) earnings per share available to common shareholders:
Basic (loss) earnings per share	$(1.51)	$0.33	$(1.32)	$0.54
Diluted (loss) earnings per share	$(1.51)	$0.31	$(1.32)	$0.51

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IAC CONSOLIDATED BALANCE SHEETS

($ in thousands)

	June 30,	December 31,
	2008	2007
	(unaudited)	(audited)
ASSETS
Cash and cash equivalents	$1,431,991	$1,585,302
Restricted cash and cash equivalents	9,331	23,701
Marketable securities	143,391	326,788
Accounts receivable, net	427,693	470,894
Loans held for sale	87,310	86,754
Inventories	348,303	324,845
Deferred income taxes	94,704	95,263
Prepaid and other current assets	284,106	512,690
Total current assets	2,826,829	3,426,237

Property and equipment, net	655,695	641,697
Goodwill	6,415,138	6,453,664
Intangible assets, net	1,343,628	1,363,237
Long-term investments	433,845	450,318
Other non-current assets	353,164	255,649
TOTAL ASSETS	$12,028,299	$12,590,802

LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES
Current maturities of long-term obligations and short-term borrowings	$77,773	$111,857
Accounts payable, trade	266,254	275,220
Accounts payable, client accounts	478,000	413,070
Deferred revenue	190,073	168,932
Income taxes payable	14,249	19,509
Accrued expenses and other current liabilities	569,924	745,645
Total current liabilities	1,596,273	1,734,233

Long-term obligations, net of current maturities	835,199	834,566
Income taxes payable	263,430	265,962
Other long-term liabilities	177,592	169,490
Deferred income taxes	926,861	962,408
Minority interest	39,445	40,481

SHAREHOLDERS’ EQUITY
Preferred stock	—	—
Common stock	419	417
Class B convertible common stock	32	32
Additional paid-in capital	14,807,363	14,744,318
Retained earnings	199,039	567,820
Accumulated other comprehensive income	96,975	39,814
Treasury stock	(6,914,329)	(6,768,739)
Total shareholders’ equity	8,189,499	8,583,662
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$12,028,299	$12,590,802

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

IAC CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited; $ in thousands)

	Six Months Ended June 30,
	2008	2007
		(Restated)
Cash flows from operating activities attributable to continuing operations:
Net (loss) earnings available to common shareholders	$(368,781)	$155,353
Less: income from discontinued operations, net of tax	(15,807)	(31,008)
(Loss) earnings from continuing operations	(384,588)	124,345
Adjustments to reconcile (loss) earnings from continuing operations to net cash provided by operating activities attributable to continuing operations:
Depreciation and amortization of intangibles	256,453	133,040
Goodwill impairment	354,005	—
Impairment of available-for-sale securities	132,587	—
Non-cash compensation expense	61,939	50,759
Amortization of cable distribution fees	2,114	2,452
Amortization of non-cash marketing	10,128	24,458
Deferred income taxes	(102,023)	(6,802)
Gain on sales of loans held for sale	(47,416)	(95,704)
Equity in income of unconsolidated affiliates, net of dividends	(7,936)	(9,130)
Minority interest in losses of consolidated subsidiaries	(2,262)	(240)
Changes in current assets and liabilities:
Accounts receivable	48,791	17,837
Origination of loans held for sale	(1,248,737)	(3,820,710)
Proceeds from sales of loans held for sale	1,293,040	4,040,954
Inventories	(18,407)	(21,712)
Prepaid and other current assets	(16,869)	(6,978)
Accounts payable, income taxes payable and other current liabilities	(27,640)	(70,546)
Deferred revenue	17,468	20,407
Funds collected by Ticketmaster on behalf of clients, net	42,532	32,376
Other, net	(31,835)	14,899
Net cash provided by operating activities attributable to continuing operations	331,344	429,705
Cash flows from investing activities attributable to continuing operations:
Acquisitions, net of cash acquired	(427,380)	(185,506)
Capital expenditures	(82,833)	(103,053)
Purchases of marketable securities	(84,670)	(525,558)
Proceeds from sales and maturities of marketable securities	254,664	646,488
Proceeds from sales of long-term investments	60,945	—
Increase in long-term investments	(59,163)	(221,610)
Proceeds from sale of discontinued operations	32,877	—
Other, net	(5,881)	14,643
Net cash used in investing activities attributable to continuing operations	(311,441)	(374,596)
Cash flows from financing activities attributable to continuing operations:
Borrowings under lines of credit	1,142,343	3,719,453
Repayments of lines of credit	(1,146,336)	(3,845,350)
Principal payments on long-term obligations	(21,040)	(20,059)
Purchase of treasury stock	(145,590)	(322,577)
Issuance of common stock, net of withholding taxes	(4,312)	20,730
Excess tax benefits from stock-based awards	966	11,240
Other, net	12,362	(1,612)
Net cash used in financing activities attributable to continuing activities	(161,607)	(438,175)
Total cash used in continuing operations	(141,704)	(383,066)
Net cash used in operating activities attributable to discontinued operations	(24,375)	(25,050)
Net cash used in investing activities attributable to discontinued operations	(1,313)	(2,036)
Net cash used in financing activities attributable to discontinued operations	—	(459)
Total cash used in discontinued operations	(25,688)	(27,545)
Effect of exchange rate changes on cash and cash equivalents	14,081	8,170
Net decrease in cash and cash equivalents	(153,311)	(402,441)
Cash and cash equivalents at beginning of period	1,585,302	1,428,140
Cash and cash equivalents at end of period	$1,431,991	$1,025,699

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

RECONCILIATIONS OF GAAP TO NON-GAAP MEASURES

IAC RECONCILIATION OF OPERATING CASH FLOW FROM CONTINUING OPERATIONS TO FREE CASH FLOW

(unaudited; $ in millions; rounding differences may occur)

	Six Months Ended June 30,
	2008	2007
Net cash provided by operating activities attributable to continuing operations	$331.3	$429.7
Decrease in lines of credit	(4.0)	(125.9)
Capital expenditures	(82.8)	(103.1)
Tax refunds related to the sale of VUE interests	—	(28.5)
Tax payments related to the sale of PRC	—	46.0
Free Cash Flow	$244.5	$218.2

For the six months ended June 30, 2008, consolidated Free Cash Flow increased by $26.3 million from the prior year period due principally to lower cash taxes paid, lower capital expenditures and increased contribution from Ticketmaster client cash partially offset by lower net cash from changes in loans held for sale and warehouse lines of credit. The contribution from Ticketmaster client cash increased $10.2 million from the prior year period. Free Cash Flow includes the change in lines of credit because the change in loans held for sale is already included in cash provided by operating activities. Free Cash Flow excludes tax payments and refunds related to the sale of the Company’s interests in PRC and VUE because the proceeds from these sales were not included in cash provided by operating activities.

IAC RECONCILIATION OF GAAP EPS TO ADJUSTED EPS

(unaudited; $ in thousands except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
		(Restated)		(Restated)
Diluted (loss) earnings per share	$(1.51)	$0.31	$(1.32)	$0.51
GAAP diluted weighted average shares outstanding	278,866	302,564	278,817	303,873
Net (loss) earnings available to common shareholders	$(421,597)	$94,603	$(368,781)	$155,353
Non-cash compensation expense	33,297	26,609	61,939	50,759
Amortization of non-cash marketing	3,617	23,951	10,128	24,458
Amortization of intangibles	142,985	29,696	172,258	59,240
Goodwill impairment	354,005	—	354,005	—
Arcandor impairment	132,587	—	132,587	—
Net other expense (income) related to the fair value adjustment of derivatives	1,798	(2,027)	(510)	(1,717)
Other income related to fair value adjustment of the derivative created in the sale of HSE24	(6,636)	(1,912)	(10,922)	(1,912)
Gain on sale of VUE interests and related effects	1,805	2,011	3,424	4,083
Gain on sale of discontinued operations, net of tax	(22,547)	(35,081)	(22,547)	(35,081)
Discontinued operations, net of tax	483	(4,919)	6,740	4,073
Impact of income taxes and minority interest	(118,538)	(29,307)	(141,689)	(50,584)
Interest on convertible notes, net of tax	62	98	154	219
Adjusted Net Income	$101,321	$103,722	$196,786	$208,891

Adjusted EPS weighted average shares outstanding	292,741	309,280	293,112	310,038

Adjusted EPS	$0.35	$0.34	$0.67	$0.67

GAAP Basic weighted average shares outstanding	278,866	287,392	278,817	287,292
Options, warrants and restricted stock, treasury method	—	15,172	—	16,029
Conversion of convertible preferred and convertible notes (if applicable)	—	—	—	552
GAAP Diluted weighted average shares outstanding	278,866	302,564	278,817	303,873
Options, warrants and RS, treasury method not included in diluted shares above	7,234	—	7,588	—
Impact of restricted shares and convertible preferred and notes (if applicable), net	6,641	6,716	6,707	6,165
Adjusted EPS shares outstanding	292,741	309,280	293,112	310,038

For Adjusted EPS purposes, the impact of RSUs on shares outstanding is based on the weighted average number of RSUs outstanding as compared with shares outstanding for GAAP purposes, which includes RSUs on a treasury method basis. The weighted average number of RSUs outstanding for Adjusted EPS purposes includes the weighted average number of performance-based RSUs that the Company believes are probable of vesting. There are no performance-based RSUs included for GAAP purposes.

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

New IAC RECONCILIATION OF DETAILED SEGMENT RESULTS TO GAAP

(unaudited; $ in millions; rounding differences may occur)

	For the three months ended June 30, 2008
	Operating Income Before Amortization	Non-cash compensation expense (A)	Amortization of non-cash marketing	Amortization of intangibles	Goodwill impairment	Operating income (loss)
New IAC
Media & Advertising	$35.8	$—	$—	$(6.1)	$—	$29.8
Match	22.9	—	(3.1)	(0.2)	—	19.6
ServiceMagic	9.4	(0.2)	—	(0.4)	—	8.9
Emerging Businesses	(7.8)	(0.3)	—	(1.0)	—	(9.1)
Corporate	(37.7)	(29.9)	—	—	—	(67.6)
Total New IAC	22.6	(30.3)	(3.1)	(7.7)	—	(18.4)
HSN, Inc.	30.5	(0.1)	(0.5)	(80.3)	(221.5)	(271.8)
Ticketmaster	59.2	(2.8)	—	(11.5)	—	44.8
Tree.com, Inc.
Lending	(3.5)	(0.1)	—	(36.0)	(71.5)	(111.1)
Real Estate	(3.6)	—	—	(1.1)	(61.0)	(65.6)
Total Tree.com, Inc.	(7.1)	(0.1)	—	(37.0)	(132.5)	(176.7)
Interval Leisure Group, Inc.	34.7	—	—	(6.5)	—	28.2
Total	$139.9	$(33.3)	$(3.6)	$(143.0)	$(354.0)	(394.0)
Other expense, net						(100.5)
Loss from continuing operations before income taxes and minority interest						(494.5)
Income tax benefit						49.5
Minority interest in losses of consolidated subsidiaries						1.4
Loss from continuing operations						(443.7)
Gain on sale of discontinued operations, net of tax						22.5
Loss from discontinued operations, net of tax						(0.5)
Net loss available to common shareholders						$(421.6)

(A) Non-cash compensation expense includes $2.4 million, $2.6 million, $28.3 million and $0.1 million which are included in cost of sales, selling and marketing expense, general and administrative expense and other operating expense, respectively, in the accompanying consolidated statement of operations.

Corporate non-cash compensation includes expense allocable to HSN, Inc., Ticketmaster, Tree.com, Inc. and Interval Leisure Group, Inc. in the amounts of $4.6 million, $3.8 million, $1.6 million and $1.7 million, respectively.

Supplemental: Depreciation
New IAC
Media & Advertising	$9.2
Match	2.2
ServiceMagic	0.8
Emerging Businesses	1.9
Corporate	3.4
Total New IAC	17.5
HSN, Inc.	9.4
Ticketmaster	11.8
Tree.com, Inc.
Lending	1.3
Real Estate	0.5
Total Tree.com, Inc.	1.8
Interval Leisure Group, Inc.	2.4
Total Depreciation	$42.8

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

New IAC RECONCILIATION OF DETAILED SEGMENT RESULTS TO GAAP

(unaudited; $ in millions; rounding differences may occur)

	For the six months ended June 30, 2008
	Operating Income Before Amortization	Non-cash compensation expense (A)	Amortization of non-cash marketing	Amortization of intangibles	Goodwill impairment	Operating income (loss)
New IAC
Media & Advertising	$73.0	$—	$—	$(12.3)	$—	$60.7
Match	33.0	—	(5.9)	(0.4)	—	26.8
ServiceMagic	15.6	(0.3)	—	(0.8)	—	14.5
Emerging Businesses	(15.3)	(0.5)	—	(2.3)	—	(18.1)
Corporate	(65.4)	(56.2)	—	—	—	(121.6)
Total New IAC	40.9	(57.0)	(5.9)	(15.7)	—	(37.7)
HSN, Inc.	56.7	(0.1)	(4.3)	(82.5)	(221.5)	(251.6)
Ticketmaster	120.9	(4.6)	—	(20.4)	—	95.9
Tree.com, Inc.
Lending	(4.5)	(0.2)	—	(38.5)	(71.5)	(114.7)
Real Estate	(7.5)	—	—	(2.2)	(61.0)	(70.7)
Total Tree.com, Inc.	(12.0)	(0.2)	—	(40.7)	(132.5)	(185.4)
Interval Leisure Group, Inc.	82.0	(0.1)	—	(13.0)	—	69.0
Total	$288.4	$(61.9)	$(10.1)	$(172.3)	$(354.0)	(309.9)
Other expense, net						(84.5)
Loss from continuing operations before income taxes and minority interest						(394.4)
Income tax benefit						7.5
Minority interest in losses of consolidated subsidiaries						2.3
Loss from continuing operations						(384.6)
Gain on sale of discontinued operations, net of tax						22.5
Loss from discontinued operations, net of tax						(6.7)
Net loss available to common shareholders						$(368.8)

(A) Non-cash compensation expense includes $4.4 million, $4.9 million, $52.5 million and $0.1 million which are included in cost of sales, selling and marketing expense, general and administrative expense and other operating expense, respectively, in the accompanying consolidated statement of operations.

Corporate non-cash compensation includes expense allocable to HSN, Inc., Ticketmaster, Tree.com, Inc. and Interval Leisure Group, Inc. in the amounts of $7.6 million, $6.8 million, $2.0 million and $3.0 million, respectively.

Supplemental: Depreciation
New IAC
Media & Advertising	$18.7
Match	4.3
ServiceMagic	1.6
Emerging Businesses	3.5
Corporate	6.6
Total New IAC	34.7
HSN, Inc.	18.4
Ticketmaster	22.9
Tree.com, Inc.
Lending	2.7
Real Estate	0.9
Total Tree.com, Inc.	3.5
Interval Leisure Group, Inc.	4.6
Total Depreciation	$84.2

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

New IAC RECONCILIATION OF DETAILED SEGMENT RESULTS TO GAAP

(unaudited; $ in millions; rounding differences may occur)

	For the three months ended June 30, 2007
	Operating Income Before Amortization	Non-cash compensation expense (A)	Amortization of non-cash marketing	Amortization of intangibles	Operating income (loss)
New IAC
Media & Advertising	$11.7	$—	$(16.3)	$(6.2)	$(10.7)
Match	19.6	—	(7.2)	(0.2)	12.1
ServiceMagic	7.1	(0.2)	—	(0.8)	6.2
Emerging Businesses	5.7	(0.2)	—	(0.9)	4.6
Corporate	(22.1)	(26.0)	—	—	(48.1)
Total New IAC	22.0	(26.4)	(23.5)	(8.0)	(35.9)
HSN, Inc.	38.0	(0.1)	(0.4)	(2.7)	34.8
Ticketmaster	56.6	—	—	(6.7)	50.0
Tree.com, Inc.
Lending	1.7	(0.1)	—	(2.9)	(1.3)
Real Estate	(5.6)	—	—	(3.1)	(8.7)
Total Tree.com, Inc.	(3.9)	(0.1)	—	(6.0)	(10.0)
Interval Leisure Group, Inc.	34.1	—	—	(6.3)	27.8
Total	$146.9	$(26.6)	$(24.0)	$(29.7)	66.6
Other income, net					16.5
Earnings from continuing operations before income taxes and minority interest					83.2
Income tax provision					(28.9)
Minority interest in losses of consolidated subsidiaries					0.4
Earnings from continuing operations					54.6
Gain on sale of discontinued operations, net of tax					35.1
Income from discontinued operations, net of tax					4.9
Net earnings available to common shareholders					$94.6

(A) Non-cash compensation expense includes $2.1 million, $2.3 million, $22.3 million and $0.1 million which are included in cost of sales, selling and marketing expense, general and administrative expense and other operating expense, respectively, in the accompanying consolidated statement of operations.

Corporate non-cash compensation includes expense allocable to HSN, Inc., Ticketmaster, Tree.com, Inc. and Interval Leisure Group, Inc. in the amounts of $3.1 million, $3.1 million, $1.2 million and $1.0 million, respectively.

Supplemental: Depreciation
New IAC
Media & Advertising	$7.7
Match	1.8
ServiceMagic	0.6
Emerging Businesses	1.3
Corporate	3.3
Total New IAC	14.7
HSN, Inc.	8.6
Ticketmaster	9.5
Tree.com, Inc.
Lending	2.3
Real Estate	0.3
Total Tree.com, Inc.	2.6
Interval Leisure Group, Inc.	2.0
Total Depreciation	$37.3

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

New IAC RECONCILIATION OF DETAILED SEGMENT RESULTS TO GAAP

(unaudited; $ in millions; rounding differences may occur)

	For the six months ended June 30, 2007
	Operating Income Before Amortization	Non-cash compensation expense (A)	Amortization of non-cash marketing	Amortization of intangibles	Operating income (loss)
New IAC
Media & Advertising	$28.9	$—	$(16.8)	$(12.3)	$(0.2)
Match	28.0	—	(7.2)	(0.4)	20.3
ServiceMagic	13.3	(0.3)	—	(1.5)	11.5
Emerging Businesses	3.5	(0.8)	—	(1.7)	0.9
Corporate	(44.5)	(49.2)	—	—	(93.7)
Total New IAC	29.2	(50.3)	(24.0)	(16.0)	(61.1)
HSN, Inc.	77.4	(0.2)	(0.4)	(6.8)	70.0
Ticketmaster	128.3	—	—	(13.5)	114.7
Tree.com, Inc.
Lending	4.8	(0.2)	—	(5.8)	(1.2)
Real Estate	(12.1)	(0.1)	—	(4.5)	(16.7)
Total Tree.com, Inc.	(7.3)	(0.3)	—	(10.3)	(17.9)
Interval Leisure Group, Inc.	73.0	—	—	(12.6)	60.3
Total	$300.5	$(50.8)	$(24.5)	$(59.2)	166.1
Other income, net					29.3
Earnings from continuing operations before income taxes and minority interest					195.4
Income tax provision					(71.3)
Minority interest in losses of consolidated subsidiaries					0.2
Earnings from continuing operations					124.3
Gain on sale of discontinued operations, net of tax					35.1
Loss from discontinued operations, net of tax					(4.1)
Net earnings available to common shareholders					$155.4

(A) Non-cash compensation expense includes $3.9 million, $4.3 million, $42.5 million and $0.1 million which are included in cost of sales, selling and marketing expense, general and administrative expense and other operating expense, respectively, in the accompanying consolidated statement of operations.

Corporate non-cash compensation includes expense allocable to HSN, Inc., Ticketmaster, Tree.com, Inc. and Interval Leisure Group, Inc. in the amounts of $6.1 million, $4.9 million, $2.2 million and $1.3 million, respectively.

Supplemental: Depreciation
New IAC
Media & Advertising	$15.3
Match	3.5
ServiceMagic	1.1
Emerging Businesses	2.4
Corporate	6.5
Total New IAC	28.8
HSN, Inc.	17.1
Ticketmaster	18.6
Tree.com, Inc.
Lending	4.8
Real Estate	0.6
Total Tree.com, Inc.	5.4
Interval Leisure Group, Inc.	3.9
Total Depreciation	$73.8

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

IAC’S PRINCIPLES OF FINANCIAL REPORTING

IAC reports Operating Income Before Amortization, Adjusted Net Income, Adjusted EPS and Free Cash Flow, all of which are supplemental measures to GAAP. These measures are among the primary metrics by which we evaluate the performance of our businesses, on which our internal budgets are based and by which management is compensated. We believe that investors should have access to, and we are obligated to provide, the same set of tools that we use in analyzing our results. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. IAC endeavors to compensate for the limitations of the non-GAAP measures presented by providing the comparable GAAP measures with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the non-GAAP measures. We encourage investors to examine the reconciling adjustments between the GAAP and non-GAAP measures contained in this release and which we discuss below.

Definitions of Non-GAAP Measures

Operating Income Before Amortization is defined as operating income excluding, if applicable: (1) non-cash compensation expense and amortization of non-cash marketing, (2) amortization and impairment of intangibles, (3) goodwill impairment, (4) pro forma adjustments for significant acquisitions, and (5) one-time items. We believe this measure is useful to investors because it represents the consolidated operating results from IAC’s segments, taking into account depreciation, which we believe is an ongoing cost of doing business, but excluding the effects of any other non-cash expenses. Operating Income Before Amortization has certain limitations in that it does not take into account the impact to IAC’s statement of operations of certain expenses, including non-cash compensation, non-cash marketing, and acquisition-related accounting.

Adjusted Net Income generally captures all items on the statement of operations that have been, or ultimately will be, settled in cash and is defined as net income available to common shareholders excluding, net of tax effects and minority interest, if applicable: (1) non-cash compensation expense and amortization of non-cash marketing, (2) amortization and impairment of intangibles, (3) goodwill impairment, (4) pro forma adjustments for significant acquisitions, (5) equity income or loss from IAC’s 5.44% interest in VUE and gain on the sale of IAC’s interest in VUE, (6) non-cash income or expense reflecting changes in the fair value of the derivatives created in the Expedia spin-off as a result of both IAC and Expedia shares being issuable upon the conversion of the Ask Convertible Notes and the exercise of certain IAC warrants, (7) income or expense reflecting changes in the fair value of the derivative asset associated with the sale of HSE24, (8) other than temporary impairment of investments, (9) one-time items, and (10) discontinued operations.  We believe Adjusted Net Income is useful to investors because it represents IAC’s consolidated results, taking into account depreciation, which we believe is an ongoing cost of doing business, as well as other charges which are not allocated to the operating businesses such as interest expense, taxes and minority interest, but excluding the effects of any other non-cash expenses.

Adjusted EPS is defined as Adjusted Net Income divided by fully diluted weighted average shares outstanding for Adjusted EPS purposes.  We include dilution from options and warrants per the treasury stock method and include all restricted shares and restricted stock units (“RSUs”) in shares outstanding for Adjusted EPS, with performance-based RSUs included based on the number of shares that the Company believes are probable of vesting. This differs from the GAAP method for including RSUs, which treats them on a treasury method basis and with respect to performance-based RSUs only to the extent the performance criteria are met (assuming the end of the reporting period is the end of the contingency period).  In addition, convertible instruments are assumed to be converted in determining shares outstanding for Adjusted EPS, if the effect is dilutive.  Shares outstanding for Adjusted EPS purposes are therefore higher than shares outstanding for GAAP EPS purposes.  We believe Adjusted EPS is useful to investors because it represents, on a per share basis, IAC’s consolidated results, taking into account depreciation, which we believe is an ongoing cost of doing business, as well as other charges which are not allocated to the operating businesses such as interest expense, taxes and minority interest, but excluding the effects of any other non-cash expenses.  Adjusted Net Income and Adjusted EPS have the same limitations as Operating Income Before Amortization, and in addition Adjusted Net Income and Adjusted EPS do not account for IAC’s former passive ownership in VUE.  Therefore, we think it is important to evaluate these measures along with our consolidated statement of operations.

Free Cash Flow is defined as net cash provided by operating activities, less capital expenditures and preferred dividends paid by IAC. For purposes of Free Cash Flow, we also include changes in warehouse lines of credit due to the close connection that exists with changes in loans held for sale which are included in cash provided by operating activities. In addition, Free Cash Flow excludes tax payments and refunds related to the sale of IAC’s interests in VUE, PRC and HSE24 due to the exclusion of the proceeds from these sales from cash provided by operating activities. We believe Free Cash Flow is useful to investors because it represents the cash that our operating businesses generate, before taking into account cash movements that are non-operational. Free Cash Flow has certain limitations in that it does not represent the total increase or decrease in the cash balance for the period, nor does it represent the residual cash flow for discretionary expenditures.  For example, it does not take into account stock repurchases.  Therefore, we think it is important to evaluate Free Cash Flow along with our consolidated statement of cash flows.

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

IAC’S PRINCIPLES OF FINANCIAL REPORTING - continued

Pro Forma Results

We will only present Operating Income Before Amortization, Adjusted Net Income and Adjusted EPS on a pro forma basis if we view a particular transaction as significant in size or transformational in nature. For the periods presented in this release, there are no transactions that we have included on a pro forma basis.

One-Time Items

Operating Income Before Amortization and Adjusted Net Income are presented before one-time items, if applicable. These items are truly one-time in nature and non-recurring, infrequent or unusual, and have not occurred in the past two years or are not expected to recur in the next two years, in accordance with SEC rules. GAAP results include one-time items. For the periods presented in this release, there are no adjustments for any one-time items.

Non-Cash Expenses That Are Excluded From Our Non-GAAP Measures

Non-cash compensation expense consists principally of expense associated with the grants, including unvested grants assumed in acquisitions, of restricted stock, restricted stock units and stock options. These expenses are not paid in cash, and we include the related shares in our fully diluted shares outstanding which, for restricted stock units and stock options, are included on a treasury method basis.  We view the true cost of our restricted stock units as the dilution to our share base, and as such units are included in our shares outstanding for Adjusted EPS purposes as described above under the definition of Adjusted EPS. Upon vesting of restricted stock and restricted stock units and the exercise of certain stock options, the awards are settled, at the Company’s discretion, on a net basis, with the Company remitting the required tax withholding amount from its current funds.

Amortization of non-cash marketing consists of non-cash advertising secured from Universal Television as part of the transaction pursuant to which VUE was created, and the subsequent transaction by which IAC sold its partnership interests in VUE (collectively referred to as “NBC Universal Advertising”). The NBC Universal Advertising is available for television advertising on various NBC Universal network and cable channels without any cash cost.

The NBC Universal Advertising is excluded from Operating Income Before Amortization and Adjusted Net Income because it is non-cash and generally is incremental to the advertising the Company otherwise secures as a result of its ordinary cost/benefit marketing planning process.  Accordingly, the Company’s aggregate level of advertising, and the increased concentration of that advertising on NBC Universal network and cable channels, does not reflect what our advertising effort would otherwise be without these credits, which will expire on September 30, 2008 if not exhausted before then.  As a result, management believes that treating the NBC Universal Advertising as an expense does not appropriately reflect its true cost/benefit relationship, nor does it best reflect the Company’s long-term level of advertising expenditures.  Nonetheless, while the benefits directly attributable to television advertising are always difficult to determine, and especially so with respect to the NBC Universal Advertising due to its incrementality and heavy concentration, it is likely that the Company does derive benefits from it, though management believes such benefits are generally less than those received through its regular advertising for the reasons stated above.  Operating Income Before Amortization and Adjusted Net Income therefore have the limitation of including those benefits while excluding the associated expense.

Amortization of intangibles is a non-cash expense relating primarily to acquisitions. At the time of an acquisition, the intangible assets of the acquired company, such as supplier contracts and customer relationships, are valued and amortized over their estimated lives. While it is likely that we will have significant intangible amortization expense as we continue to acquire companies, we believe that since intangibles represent costs incurred by the acquired company to build value prior to acquisition, they were part of transaction costs.

Equity income or loss from IAC’s 5.44% common interest in VUE was excluded from Adjusted Net Income and Adjusted EPS because IAC had no operating control over VUE, had no way to forecast this business, and did not consider the results of VUE in evaluating the performance of IAC’s businesses.  The gain from the sale in June 2005 of IAC’s interests in VUE and related effects are excluded from Adjusted Net Income and Adjusted EPS for similar reasons.

Non-cash income or expense reflecting changes in the fair value of the derivatives created in the Expedia spin-off is excluded from Adjusted Net Income and Adjusted EPS because the obligations underlying these derivatives, which relate to the Ask Convertible Notes and certain IAC warrants, are expected to ultimately be settled in shares of IAC common stock and Expedia common stock, and not in cash.

Income or expense reflecting changes in the fair value of the derivative asset created in the sale of HSE24 is excluded from Adjusted Net Income and Adjusted EPS because the variations in the value of the derivative are non-operational in nature.

Free Cash Flow

We look at Free Cash Flow as a measure of the strength and performance of our businesses, not for valuation purposes. In our view, applying “multiples” to Free Cash Flow is inappropriate because it is subject to timing, seasonality and one-time events. We manage our business for cash and we think it is of utmost importance to maximize cash – but our primary valuation metrics are Operating Income Before Amortization and Adjusted EPS.  In addition, because Free Cash Flow is subject to timing, seasonality and one-time events, we believe it is not appropriate to annualize quarterly Free Cash Flow results.

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

OTHER INFORMATION

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This press release and our conference call to be held at 11:00 a.m. Eastern Time today may contain “forward -looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The use of words such as “anticipates,” “estimates,” “expects,” “intends,” “plans” and “believes,” among others, generally identify forward-looking statements.  These forward-looking statements include, among others, statements relating to: IAC’s future financial performance, IAC’s business prospects and strategy, including the pending spin-off transactions, anticipated trends and prospects in the various industries in which IAC’s businesses operate and other similar matters. These forward-looking statements are based on management’s current expectations and assumptions about future events, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. Actual results could differ materially from those contained in these forward-looking statements for a variety of reasons, including, among others: changes in economic conditions generally or in any of the markets or industries in which IAC’s businesses operate, changes in senior management at IAC and/or its businesses, risks relating to the contemplated spin-off transactions and related matters, including, among others, increased demands on senior management at IAC and it businesses, the rate of online migration in the various markets and industries in which IAC’s businesses operate, technological changes, regulatory changes, changes in the interest rate environment or overall credit markets, a continuing or accelerating slowdown in the domestic housing market, increased credit losses relating to certain underperforming loans sold into the secondary market, effectiveness of hedging activities, changes affecting distribution channels, failure to comply with existing laws, our ability to offer new or alternative products and services in a cost effective manner and consumer acceptance of these products and services, changes in product delivery costs, changes in the advertising market and the ability of IAC to expand successfully in international markets. Certain of these and other risks and uncertainties are discussed in IAC’s filings with the Securities and Exchange Commission (“SEC”).  Other unknown or unpredictable factors that could also adversely affect IAC’s business, financial condition and results of operations may arise from time to time. In light of these risks and uncertainties, these forward-looking statements may not prove to be accurate. Accordingly, you should not place undue reliance on these forward-looking statements, which only reflect the views of IAC management as of the date of this press release. IAC does not undertake to update these forward-looking statements.

About IAC

IAC is an interactive conglomerate operating more than 60 diversified brands in sectors being transformed by the internet, online and offline. To learn more about IAC please visit http://iac.com.

Contact Us

IAC Investor Relations

Eoin Ryan

(212) 314-7400

IAC Corporate Communications

Stacy Simpson / Leslie Cafferty

(212) 314-7280 / 7470

IAC

555 West 18th Street, New York, NY 10011  212.314.7300 Fax 212.314.7309  http://iac.com

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